Exhibit 99.1

CTI Announces United Kingdom National Cancer Research Institute AML Cooperative

Group Initiates Randomized Phase 2 Trial Evaluating Tosedostat plus Cytarabine for Older

Patients with AML or High-Risk MDS

SEATTLE, Wash., June 12, 2014—CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) today announced the initiation of an international cooperative group Phase 2 clinical trial of tosedostat in combination with low-dose cytarabine in older patients with Acute Myeloid Leukemia (AML) or high risk Myelodysplastic Syndrome (MDS). Tosedostat is a first-in-class selective inhibitor of aminopeptidases, which are required by tumor cells to provide amino acids necessary for growth and tumor cell survival. The trial is being conducted by the National Cancer Research Institute Haematological Oncology Study Group under the sponsorship of Cardiff University. The trial management group is led by Professor Alan K. Burnett, Head of Haematology in the Department of Medical Genetics, Haematology and Pathology at the School of Medicine at Cardiff University. Chroma Therapeutics Ltd., from whom CTI licensed tosedostat, is facilitating drug supply for the trial.

“As the population of patients 65 years of age and older with AML continues to grow, there are a large number of patients who are not suitable for conventional intensive chemotherapy and for these patients there is a significant unmet need for an alternative therapy that is effective and well tolerated,” said Professor Burnett. “New agents that are being developed to target the underlying biology of the disease, such as tosedostat, may provide hope for these patients where there has been very little improvement in the outcome of these patients over the last couple of decades. Tosedostat has demonstrated encouraging clinical activity in AML with manageable toxicities that can be administered primarily as out-patient therapy, and we are pleased to get this study underway.”

In this Phase 2/3 trial, referred to as the AML Less Intensive (LI-1) trial, patients will be randomized to standard treatment, low dose cytarabine, versus one of five novel investigational treatments, one of which is tosedostat, each in combination with low dose cytarabine. The trial will utilize a “Pick a Winner” trial design.1 Under such a design, the Phase 2 portion of the trial is expected to initially enroll 50 patients per arm, and, if the complete response rate of cytarabine plus novel therapy appears satisfactory, an additional 50 patients per arm would be enrolled in the Phase 2 portion. Based on an interim analysis of complete response results, the trial management group may determine to move the applicable trial into the Phase 3 portion, which would then undertake to enroll 100 additional patients (for a total of 200 patients per arm). Overall survival will serve as the primary endpoint of the trial.

About Acute Myeloid Leukemia

Approximately 18,860 new cases of AML were expected to be diagnosed in the United States in 2013.2 As of January 2008 an estimated 30,993 people were living with (or were in remission from) AML.3 While AML may occur at any age, adults at least 60 years of age are more likely to develop the disease than younger people. 3 AML is a cancer characterized by the rapid growth of abnormal white blood cells that accumulate in the bone marrow and interfere with the production of normal blood cells. AML may develop from the progression of other diseases, such as MDS, a blood cancer that also affects the bone marrow leading to a decrease in circulating red blood cells. AML is the most common acute leukemia affecting adults, and its incidence increases with age.3 The symptoms of AML are caused by the replacement of normal bone marrow with leukemic cells, which causes a drop in red blood cells, platelets and normal white blood cells, leading to infections and bleeding. AML progresses rapidly and is typically fatal within weeks or months if left untreated. Although a substantial proportion of younger individuals who develop AML can be cured, AML in the elderly typically responds poorly to standard therapy with few complete remissions.

About Tosedostat

Tosedostat is an oral aminopeptidase inhibitor that has demonstrated anti-tumor responses in blood-related cancers and solid tumors in Phase 1–2 clinical trials. CTI has an exclusive marketing and co-development agreement with Chroma Therapeutics Ltd. for drug candidate tosedostat in North, Central and South America.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. The Company has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the expected efficacy and potential benefits of tosedostat and the expected attributes (including the size) of the AML Less Intensive (LI-1) trial. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that the AML Less Intensive (LI-1) trial will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the cost of developing tosedostat and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon future developments.

References:

1. Hills RK & Burnett AK. Applicability of a “Pick a Winner” trial design to acute myeloid leukemia. Blood. Sept 2011. Vol 118:2389-2394.

2. American Cancer Society, Cancer Facts & Figures 2014. Available at http://tinyurl.com/m3nxmhl. Accessed June 2014.

3. The Leukemia and Lymphoma Society, Acute Myeloid Leukemia, Rev. 2011. http://tinyurl.com/d72ycja. Accessed June 2014.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com